As filed with the Securities and Exchange Commission on September 13, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Harte Hanks, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-1677284 (I.R.S. Employer Identification No.)

9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216
(Address of principal executive offices, including zip code)

AMENDED AND RESTATED HARTE HANKS 2013 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Jon C. Biro
Executive Vice President, Chief Financial Officer & Secretary
5909 West Loop South Suite 260
Bellaire, Texas 77081
(210) 829-9000
(Name, address and telephone number of agent for service)

copy to:

Richard B. Aldridge
Morgan, Lewis & Bockius LLP
1701 Market Street

Philadelphia, Pennsylvania 19103
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large Accelerated filer ☐	Accelerated filer ☒

Non- Accelerated filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share	553,673 shares (2)	($7.53 (3)	$4169157.69 (3)	$519.06

(1)        This registration statement covers shares of common stock, par value $1.00 per share (the “Common Stock”) of Harte Hanks, Inc. (the “Registrant” or the “Company”) that may be offered or sold pursuant to the Company’s Amended and Restated Harte Hanks 2013 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable by reason of stock splits, stock dividends or similar transactions pursuant to applicable antidilution provisions.

(2) Consists of (i) 400,000 shares of Common Stock approved for issuance under the Plan, plus (ii) 153,673 shares of Common Stock, which is the number of shares of Common Stock reserved for issuance under the Company’s 2013 Omnibus Incentive Plan (the “Prior Plan”) that remain available for grant under the Prior Plan as of June 15, 2018 (the “Rollover Shares”). To the extent that awards outstanding under the Prior Plan as of August 16, 2018, the effective date of the Plan (the “Effective Date”), were terminated, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after the Effective Date, the shares of Common Stock subject to such awards will be added to the share reserve under the Plan.

(3)        Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.  The maximum offering price per share of Common Stock and the maximum aggregate offering price are based on a price of $7.53 per share, which is the average of the high and low trading prices of the Common Stock reported on the New York Stock Exchange on September 11, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.
The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees of the Company as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
The Company will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Company under Rule 428(b). Requests should be directed to: Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, Attn: Secretary, telephone number 210-829-9000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference in this Registration Statement and will be deemed to be a part hereof:

(a)                            The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 15, 2018;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 11, 2018 and August 9, 2018, respectively;

(c)
The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 11, 2018, January 18, 2018, January 29, 2018, January 31, 2018, February 2, 2018, March 6, 2018, March 15, 2018, May 18, 2018, July 6, 2018, July 9, 2018, August 8, 2018, August 17, 2018, August 22, 2018 and August 28, 2018;

(d)                              The Registrant’s Definitive Proxy Statement for our 2018 Annual Meeting of Stockholders, filed with the Commission on July 13, 2018; and

(e)                           The description of the Registrant’s Common Stock, par value $1.00 per share, contained in the Registrant’s registration statement on Form S-2/A, dated October 13, 1993, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The 2017 and 2016 financial statements incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Harte Hanks, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports express an unqualified opinion on the 2017 and 2016 financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The audited consolidated financial statements as of December 31, 2015 have been incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred in connection therewith.

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Fifth Amended and Restated Bylaws, as amended (the “Bylaws”), provide that it shall indemnify officers and directors and, to the extent permitted by the Board of Directors, its employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the Registrant’s Certificate of Incorporation and Bylaws permit the Board of Directors to authorize Registrant to purchase and maintain insurance against any liability asserted against any of Registrant’s directors, officers, employees or agents arising out of his capacity as such.

To supplement its obligations under the Certificate of Incorporation and Bylaws, the Registrant has entered into indemnification agreements with its officers and directors (the “Indemnification Agreements”) to contractually obligate itself to indemnify and hold harmless such persons to the fullest extent permitted by applicable law.  The Indemnification Agreements provide specifically that any such person (an “Indemnitee”) will be entitled to indemnification if, by reason of such Indemnitee’s status as an officer or director of Registrant, such Indemnitee is made a participant in any threatened, pending or completed action, suit, arbitration, mediation, alternative dispute resolutions mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding.  Accordingly, Indemnitee will be indemnified against any and all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.  The Indemnification Agreements further provide that Registrant will pay such expenses or reimburse such expenses in advance of any determination of Indemnitee’s entitlement to indemnification.  The Indemnification Agreements are intended to provide Registrant’s officers and directors indemnification and advancement of expenses in addition to, and not exclusive of, any other rights such officers and directors may have under the DGCL or other applicable law, the Registrant’s Certificate of Incorporation or the Bylaws.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number		Description
4.1*	Am	Amended and Restated Harte Hanks 2013 Omnibus Incentive Plan, as approved by the Company’s stockholders
4.2
Amended and Restated Certificate of Incorporation as amended through May 5, 1998 (filed as Exhibit 3(e) to the Registrant’s Form 10-Q for the six months ended June 30, 1998 and incorporated herein by reference).

4.3		Fifth Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Form 8-K dated December 22, 2015 and incorporated herein by reference).
4.4		Certificate of Amendment of Certificate of Incorporation dated January 30, 2015 (filed as Exhibit 3.1 to the Company’s Form 8-K dated January 30, 2015 and incorporated herein by reference).
4.5	v	Certificate of Amendment of Certificate of Incorporation dated August 17, 2018 (filed as Exhibit 3.1 to the Company’s Form 8-K dated August 22, 2018 and incorporated herein by reference).
4.6		Amendment to Fifth Amended and Restated Bylaws of Harte Hanks, Inc. dated August 22, 2018 (filed as Exhibit 3.2 to the Company’s Form 8-K dated August 22, 2018 and incorporated herein by reference).
5.1*		Opinion of Morgan, Lewis & Bockius LLP.
23.1*		Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.2*		Consent of Deloitte & Touche LLP (independent registered public accounting firm).
23.3*		Consent of KPMG LLP (independent registered public accounting firm).
24.1*		Power of Attorney (included on the signature page of this Registration Statement).

*    Filed herewith.

Item 9.   Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellaire, State of Texas, on September 13, 2018.

HARTE HANKS, INC.

By:	/s/ Jon C. Biro
Jon C. Biro
Executive Vice President, Chief Financial Officer & Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby authorizes and appoints Jon C. Biro and Andrew P. Harrison, either of whom may act without the joiner of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead in any and all capacities to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jon C. Biro	Office of the CEO	September 13, 2018
Jon C. Biro	(Principal Executive Officer)

/s/ Jon C. Biro	Executive Vice President and Chief Financial Officer	September 13, 2018
Jon C. Biro	(Principal Financial Officer)

/s/ Laurilee Kearnes	Vice President and Controller	September 13, 2018
Laurilee Kearnes	(Principal Accounting Officer)

/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr.	Director	September 13, 2018

/s/ David L. Copeland
David L. Copeland	Director	September 13, 2018

/s/ Timothy Breen
Timothy Breen	Director	September 13, 2018

/s/ John H. Griffin, Jr.
John H. Griffin, Jr.	Director	September 13, 2018

/s/ Maureen E. O’Connell
Maureen E. O’Connell	Director	September 13, 2018

/s/ Martin F. Reidy
Martin F. Reidy	Director	September 13, 2018

/s/ Melvin L. Keating
Melvin L. Keating	Director	September 13, 2018

EXHIBIT INDEX

Exhibit Number		Description
4.1*	Am	Amended and Restated Harte Hanks 2013 Omnibus Incentive Plan, as approved by the Company’s stockholders
4.2
Amended and Restated Certificate of Incorporation as amended through May 5, 1998 (filed as Exhibit 3(e) to the Registrant’s Form 10-Q for the six months ended June 30, 1998 and incorporated herein by reference).

4.3		Fifth Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Form 8-K dated December 22, 2015 and incorporated herein by reference).
4.4		Certificate of Amendment of Certificate of Incorporation dated January 30, 2015 (filed as Exhibit 3.1 to the Company’s Form 8-K dated January 30, 2015 and incorporated herein by reference).
4.5		Certificate of Amendment of Certificate of Incorporation dated August 17, 2018 (filed as Exhibit 3.1 to the Company’s Form 8-K dated August 22, 2018 and incorporated herein by reference).
4.6		Amendment to Fifth Amended and Restated Bylaws of Harte Hanks, Inc. dated August 22, 2018 (filed as Exhibit 3.2 to the Company’s Form 8-K dated August 22, 2018 and incorporated herein by reference).
5.1*		Opinion of Morgan, Lewis & Bockius LLP.
23.1*		Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.2*		Consent of Deloitte & Touche LLP (independent registered public accounting firm).
23.3*		Consent of KPMG LLP (independent registered public accounting firm).
24.1*		Power of Attorney (included on the signature page of this Registration Statement).

*    Filed herewith.